Exhibit 99.1

            iParty Corp. Reports Q2 2005 Financial Results

    DEDHAM, Mass.--(BUSINESS WIRE)--July 27, 2005--iParty Corp. (AMEX:IPT), a party goods retailer that operates 46 iParty retail stores, today reported financial results for its second quarter of fiscal year 2005, which ended on June 25, 2005.
    For the quarter consolidated revenues were $16.5 million, a 7.5% increase compared to $15.4 million for the second quarter of 2004. The increase in second quarter revenues was due to sales from five new stores that opened since the end of the second quarter of 2004, partially offset by a 0.5% decrease in comparable store sales. Consolidated gross profit margin was 42.2% for the second quarter compared to a margin of 44.4% for the same period in 2004. Consolidated net income was approximately $33,000, or $0.00 per basic and diluted share, compared to consolidated net income of $0.7 million, or $0.02 per basic and diluted share, in the second quarter of 2004.
    For the six-month year-to-date period, consolidated revenues were $29.7 million, an 8.3% increase compared to $27.4 million for the first six months of 2004. This year's six-month year-to-date consolidated revenues included a 0.5% decrease in comparable store sales. Consolidated gross profit margin was 40.3% for the six-month period compared to 43.2% for the same period in 2004. For the six-month year-to-date period, consolidated net loss was $1.7 million, or $0.08 per basic and diluted share, compared to a net loss of $0.1 million, or $0.01 per basic and diluted share, for the first six months of 2004.
    Sal Perisano, Chief Executive Officer of iParty Corp., commented, "We are pleased to report our fourth consecutive year of 2nd quarter profitability. We are especially pleased this year because we were able to realize a profit without the benefit of Easter, which fell in the 1st quarter this year compared to the 2nd quarter last year. Sales from our new stores contributed towards a total sales increase of 7.5% for the quarter while our comparable stores sales were down slightly (0.5%) largely related to the Easter shift. Lower merchandise margins and higher occupancy costs as a percentage of sales continue to put pressure on our gross profit margin. Our merchandise margins were adversely affected by higher freight costs and additional increases in our product costs charged to us by certain key vendors. The increase in occupancy costs continues to be largely attributable to our new stores, which, as we have previously reported, operate at a higher occupancy to sales ratio until they reach maturity. Our marketing and sales costs as a percentage of sales continue to run higher than last year largely due to higher depreciation costs associated with the acquisition of fixed assets for our new stores and the new point-of-sale system for all of our stores. However, we continue to believe that our investment in growth and new stores will yield longer-term increases in profitability. We continue to manage our general and administrative expenses, which are in line with last year, despite increases in the cost of being public which includes the cost of our Sarbanes-Oxley compliance work."
    "Looking ahead, we are still on plan to open five new stores in the 3rd quarter. Additionally, as we head into the Halloween season, we are excited to announce that we are partnering with the Boston Medical Center to be the presenting sponsor of Halloween Town, a Halloween celebration for the city of Boston which will be held on October 30, 2005. The one day fundraising event will be held at the Seaport World Trade Center and is expected to draw over 10,000 children and parents. We believe that this event will help us reach new customers and continue to meet our goal of further establishing the iParty brand."

    About iParty Corp.

    Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX:IPT) is a party goods retailer that operates 46 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with a definitive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of profitability and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty's expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, the success or failure of iParty's efforts to implement its business strategy; iParty's inability to obtain additional financing, if required; third-party suppliers' failure to fulfill their obligations to iParty; unseasonable weather; intense competition; the availability of retail store space on reasonable lease terms; the failure of iParty's systems or those of its third-party suppliers; general economic and other developments affecting consumer confidence or spending patterns, particularly in the New England region; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange; and government regulation of the Internet. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Cautionary Statements and Risk Factors" in iParty's most recently filed Annual Report on Form 10-K and "Factors That May Affect Future Results" in iParty's most recently filed Quarterly Report on Form 10-Q.


                             iPARTY CORP.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                  For the three months ended For the six months ended
                  -------------------------- -------------------------
                  Jun 25, 2005  Jun 26, 2004 Jun 25, 2005 Jun 26, 2004
                  ------------- ------------ ------------ ------------
Revenues           $16,517,522  $15,360,388  $29,677,285  $27,396,454
Operating costs:
 Cost of products
  sold and
  occupancy costs    9,544,608    8,539,369   17,710,177   15,557,014
 Marketing and
  sales              5,276,430    4,792,713   10,112,277    9,091,303
 General and
  administrative     1,534,192    1,590,445    3,335,142    3,165,351
                  ------------- ------------ ------------ ------------

Operating income
 (loss)                162,292      437,861   (1,480,311)    (417,214)

Other Income                 -      354,500            -      354,500
                  ------------- ------------ ------------ ------------

Income (loss)
 before interest
 and income taxes      162,292      792,361   (1,480,311)     (62,714)

Interest income            109          829          281        1,009
Interest expense      (129,513)     (43,894)    (231,861)     (71,320)
                  ------------- ------------ ------------ ------------

Net income (loss)      $32,888     $749,296  $(1,711,891)   $(133,025)
                  ============= ============ ============ ============

Income (loss) per
 share:
 Basic                   $0.00        $0.02       $(0.08)      $(0.01)
                  ============= ============ ============ ============
 Diluted                 $0.00        $0.02       $(0.08)      $(0.01)
                  ============= ============ ============ ============

Weighted-average
 shares
 outstanding:
 Basic              37,706,143   37,698,128   22,111,403   20,675,562
                  ============= ============ ============ ============
 Diluted            39,937,184   41,834,415   22,111,403   20,675,562
                  ============= ============ ============ ============


                             iPARTY CORP.
                      CONSOLIDATED BALANCE SHEETS

                                            Jun 25, 2005 Dec 25, 2004
                                            ------------ ------------
                                             (Unaudited)
                  ASSETS
Current assets:
 Cash and cash equivalents                    $1,765,512   $1,757,157
 Restricted cash                                 471,572      561,407
 Accounts receivable                             674,820      700,961
 Inventory, net                               11,827,434   11,400,971
 Prepaid expenses and other assets               461,561      476,046
                                            ------------ ------------
  Total current assets                        15,200,899   14,896,542
Property and equipment, net                    4,648,781    4,483,705
Other assets                                      87,141       99,690
                                            ------------ ------------
Total assets                                 $19,936,821  $19,479,937
                                            ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                             $4,147,476   $3,421,195
 Accrued expenses                              2,100,135    2,615,835
 Current portion of capital lease
  obligations                                    413,781      365,674
 Borrowings under line of credit               7,205,431    5,257,690
                                            ------------ ------------
  Total current liabilities                   13,866,823   11,660,394

Long-term liabilities:
 Capital lease obligations, net of current
  portion                                        676,419      796,693
 Other liabilities                               525,879      471,759
                                            ------------ ------------
   Total long-term liabilities                 1,202,298    1,268,452

Commitments and contingencies

Stockholders' equity:
 Convertible preferred stock                  14,281,962   14,308,002
 Common stock                                     22,115       22,093
 Additional paid-in capital                   50,502,618   50,448,100
 Accumulated deficit                         (59,938,995) (58,227,104)
                                            ------------ ------------
   Total stockholders' equity                  4,867,700    6,551,091
                                            ------------ ------------

Total liabilities and stockholders' equity   $19,936,821  $19,479,937
                                             ============ ============

    CONTACT: iParty Corp.
             Patrick Farrell, 781-355-3717